Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (the “Amendment”) is made on November 8, 2005 by and between Crdentia Corp., a Delaware corporation (the “Company”) and James D. Durham (“Employee”).

RECITALS

A.            The Company (under its former name, Lifen, Inc.) and Employee entered into a certain Employment Agreement dated August 14, 2002, which was amended by that certain Amendment to Employment Agreement dated January 1, 2004 (collectively, the “Employment Agreement”).

B.            Each of the Company and Employee desire to further amend and restate certain provisions of the Employment Agreement.

In consideration of the foregoing and the promises and covenants contained herein and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows.  Any capitalized terms not otherwise defined herein shall have the meanings given such terms in the Employment Agreement:

1.             Addition of subsection E to Part Two, Section 4.  Part Two, Section 4 of the Employment Agreement is hereby amended to add a subsection E which shall read as follows:

“E.           In the event that, during the term of this Agreement, the Company closes a sale transaction which constitutes a “Change in Control” hereunder (such transaction, a “Corporate Transaction”), Employee shall be entitled to receive a bonus in the amount of one and one-half percent (1 ½%) of the Total Consideration actually paid to the Company’s stockholders in connection therewith.  As used herein, the term “Total Consideration” shall mean the aggregate consideration actually paid to the stockholders of the Company in respect of capital stock of the Company owned by such stockholders and shall not include “earn-out”, escrow, hold back or similar contingent payments unless and until such amounts are actually paid to the stockholders of the Company.  Such payment(s) shall be made at the same time(s) and in the same form and combination (whether in cash, securities or other property) as the form and combination in which the Total Consideration is paid to the stockholders in respect of their ownership of the Company’s capital stock.”

2.             Effect of Amendment.  Except as expressly amended, restated or consented to in this Amendment, the Employment Agreement shall continue in full force and effect.  In the event of any conflict between the terms of this Amendment and the Employment Agreement, the terms of this Amendment shall govern and control.

3.             Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

4.             Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.             Severability.  If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.             Entire Agreement.  This Amendment, together with the Employment Agreement and the agreements executed pursuant hereto and thereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

COMPANY:

CRDENTIA CORP.

By:	/s/ Robert Kenneth
Robert Kenneth
Chairman of the Compensation Committee

EMPLOYEE:

/s/ James D. Durham
James D. Durham

SIGNATURE PAGE TO SECOND AMENDMENT TO EMPLOYMENT AGREEMENT